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                                                                Exhibit 11.1




                        CALCULATION OF PRIMARY AND FULLY
                           DILUTED EARNINGS PER SHARE


         Earnings per common share and common share equivalent are determined by dividing net income by the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents consist of common shares issuable upon the exercise of stock options, provided the effect is dilutive, less common shares assumed to have been purchased with the proceeds therefrom. Provided below is a table reconciling common stock outstanding to common stock and common stock equivalents used to compute earnings per share:


                                                                   Three Months                   Nine Months
                                                                  Ended June 30,                 Ended June 30,
                                                            -------------------------        ----------------------
         Primary                                               1995            1994             1995          1994
         -------                                             -------         -------          -------       -------
Weighted average number of common
  shares outstanding                                         678,600          701,500         680,700        702,000

Assuming exercise of options and
  warrants reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options and warrants                      115,700            5,600          72,400          5,600
                                                            --------         --------        --------       --------
                                                             794,300          707,100         753,100        707,600
                                                             =======          =======         =======        =======

         Fully Diluted(a)
         -------------

Weighted average number of common
  shares outstanding                                         678,600          701,600         680,700        701,900

Assuming exercise of options and
  warrants reduced by the number
  of shares which could have been
  purchased with the proceeds from
  exercise of such options and warrants                      123,300            5,600          85,200          5,600
                                                            --------         --------        --------       --------
                                                             801,900          707,200         765,900        707,500
                                                             =======          =======         =======        =======


(a) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release no. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion no. 15 because it results in dilution of less than 3%.




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